Exhibit 16.1

[KPMG LOGO]

KPMG LLP
Suite 2300	Telephone	704 335 5300
Three Wachovia Center	Fax	704 371 5218
401 South Tryon Street	Internet	www.us.kpmg.com
Charlotte, NC 28202-1911

October 7, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Pillowtex Corporation and, under the date of March 28, 2003, we reported on the consolidated financial statements of Pillowtex Corporation as of and for the years ended December 28, 2002 and December 29, 2001 and were engaged to audit the consolidated financial statements of Pillowtex Corporation as of and for the year ended January 3, 2004. On August 16, 2004, we resigned our appointment as principal accountants prior to the completion of our audit of the consolidated financial statements as of and for the year ended January 3, 2004. We have read Pillowtex Corporation’s statements included under Item 4.01 of its Form 8-K filed on October 7, 2004, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.